UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		February 12, 2018

American Woodmark Corporation
(Exact name of registrant as specified in its charter)

Virginia	000-14798	54-1138147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3102 Shawnee Drive, Winchester, Virginia		22601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(540) 665-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01     Entry into a Material Definitive Agreement.

On February 12, 2018, American Woodmark Corporation, a Virginia corporation (the “Company”), the domestic subsidiaries of the Company, as guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), entered into an Indenture, dated as of February 12, 2018 (the “Indenture”), pursuant to which the Company issued $350 million aggregate principal amount of its 4.875% Senior Notes due 2026 (the “Notes”). The Notes will mature on March 15, 2026. Interest on the Notes will accrue from February 12, 2018 and is payable semi-annually in cash in arrears on March 15 and September 15 of each year, beginning on September 15, 2018.

The Notes will be senior unsecured indebtedness of the Company and will be:

•	equal in right of payment with all of the Company’s existing and future unsubordinated indebtedness;

•	senior in right of payment to any existing or future subordinated indebtedness;

•
effectively subordinated to all of the Company’s secured indebtedness, including indebtedness under the Senior Secured Credit Facilities (as defined below), to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries.

The Notes will be fully and unconditionally guaranteed, jointly and severally, by each of the Company’s current and future wholly-owned domestic subsidiaries that guarantees the obligations of the Company under the Senior Secured Credit Facilities (each a “Guarantor”). These guarantees are subject to limitation under applicable laws and may be released in certain specified circumstances. The guarantee of each Guarantor will be a senior unsecured obligation of that Guarantor and will be:

•	equal in right of payment with all existing and future unsubordinated indebtedness of that Guarantor;

•	senior in right of payment to any existing and future subordinated indebtedness of that Guarantor; and

•
effectively subordinated to all secured indebtedness of that Guarantor to the extent of the value of the assets securing such indebtedness, including any such Guarantor’s guarantee of indebtedness under the Senior Secured Credit Facilities.

The Company may redeem the Notes, in whole or in part, at any time (a) prior to March 15, 2021, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the make-whole premium set forth in the Indenture, and (b) on or after March 15, 2021, at the redemption prices set forth in the Indenture. In addition, prior to March 15, 2021, the Company may redeem on one or more occasions up to 40% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 104.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date with the net cash proceeds of one or more equity offerings. If the Company experiences specific kinds of changes of control, the Company must offer to repurchase all of the Notes (unless otherwise redeemed) at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Indenture governing the Notes will, among other things, limit the Company’s ability and the ability of its Restricted Subsidiaries (as defined in the Indenture) to (i) incur additional indebtedness or issue certain preferred shares; (ii) create liens; (iii) pay dividends, redeem stock or make other distributions; (iv) make investments; (v) create restrictions on the ability of its Restricted Subsidiaries to pay dividends to the Company or make other intercompany transfers; (vi) transfer or sell assets; (vii) merge or consolidate; and (viii) enter into certain transactions with affiliates of the Company. These covenants are subject to important qualifications and exceptions described in the Indenture. If, on any date following the date of the Indenture, the Notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC and no default has occurred and is continuing under the Indenture, certain of these covenants will be suspended.

The Indenture provides for customary events of default, including (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with certain covenants or agreements in the Notes, the Indenture or related documents (subject to applicable time periods provided for compliance or cure); (iv) default by the Company or any Restricted Subsidiary under their respective debt obligations that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount of $50.0 million or more; (v) failure by the Company or any Restricted Subsidiary to pay final judgments aggregating in excess of $50.0 million, to the extent not paid or covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) the guarantee of any Guarantor that is a Significant Subsidiary (as defined in the Indenture), or group of Guarantors that, together, would constitute a Significant Subsidiary, is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason (other than in accordance with the Indenture) to be in full force and effect; and (vii) certain events of bankruptcy or insolvency of the Company or certain of its subsidiaries. If an event of default arising from certain events of bankruptcy or insolvency occurs, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the Trustee or the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all the Notes due and payable immediately.

The foregoing summary of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

As previously disclosed on a Current Report on Form 8-K filed by the Company on January 5, 2018 (the “January 5, 2018 Form 8-K”), on December 29, 2017, the Company entered into a credit agreement (the “Credit Agreement”) with a syndicate of lenders arranged by Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, as administrative agent for the lenders (in such capacity, the “Administrative Agent”). The Credit Agreement provides for a $100 million, 5-year revolving loan facility, a $250 million, 5-year initial term loan facility and a $250 million delayed draw term loan facility (collectively, the “Senior Secured Credit Facilities”). As disclosed on the January 5, 2018 Form 8-K, the Company borrowed the entire $250 million of initial term loans and approximately $50 million of revolving loans on December 29, 2017 in connection with the Company’s acquisition of RSI Home Products, Inc. (“RSI”). The description of the material terms of the Credit Agreement and the Senior Secured Credit Facilities set forth in Item 1.01 of the January 5, 2018 Form 8-K is incorporated herein by reference.

On February 12, 2018, the Company borrowed the entire $250 million available under the delayed draw term loan facility. The Company is using such proceeds, together with the net proceeds from the sale of the Notes and cash on hand (i) to fund the previously announced conditional partial redemption on February 26, 2018 (the “Conditional Redemption”) of 20%, or $115 million in principal amount, of the $575 million outstanding principal amount of RSI’s 6½% senior secured second lien notes due 2023 (the “RSI Notes”), (ii) to finance the purchase of the RSI Notes (not subject to the Conditional Redemption) pursuant to the Tender Offer (defined below) previously announced on January 29, 2018, along with related fees and expenses, (iii) to fund the redemption of any RSI Notes not so purchased pursuant to the Tender Offer referenced in Item 8.01 below and (iv) to repay the approximately $30 million of the revolving loans borrowed on December 29, 2017 that remain outstanding.

Item 8.01    Other Events.

On February 12, 2018, RSI accepted for purchase and purchased in an initial settlement $449,118,000 in aggregate principal amount of the RSI Notes pursuant to the terms of its previously announced tender offer and consent solicitation (the “Tender Offer”). In connection therewith, RSI obtained the requisite number of consents from the noteholders to adopt the amendments to the indenture governing the RSI Notes (the “RSI Indenture”) as described in the Offer Documents (defined below).The Tender Offer will expire at 11:59 p.m. on February 26, 2018, unless extended (the “Expiration Date”). The terms and conditions of the Tender Offer are described in an Offer to Purchase and Consent Solicitation Statement, dated January 29, 2018 (the “Statement”), and a related Letter of Transmittal and Consent (the “Letter of Transmittal” and together with the Statement, the “Offer Documents”), which have been sent to the holders of the RSI Notes. RSI’s obligations to accept any RSI Notes tendered and to pay the applicable consideration for them prior to the Expiration Date are as set forth solely in the Offer Documents. This Current Report on Form 8-K is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Tender Offer is made only by, and pursuant to the terms of, the Offer Documents, and the information in this Current Report on Form 8-K is qualified by reference thereto. None of the Company or RSI is making any recommendation in connection with the Tender Offer.

Also, on February 12, 2018, the conditions to the Conditional Redemption were satisfied, RSI issued a notice of redemption for any remaining outstanding RSI Notes on February 28, 2018 at a “make-whole” redemption price determined in accordance with the RSI Indenture, and RSI irrevocably deposited with the trustee under the RSI Indenture amounts sufficient to fund these redemptions. As a result, the obligations of RSI under the RSI Indenture and the related security documents were terminated as of February 12, 2018 pursuant to the satisfaction and discharge provisions of the indenture. The information contained in this Current Report on Form 8-K shall not constitute a notice of redemption of the RSI Notes. The redemption is being made only by, and pursuant to the terms of, a formal notice of redemption, dated February 12, 2018, delivered to the holders of the RSI Notes.

On February 9, 2018, the Company issued a press release announcing early results of the Tender Offer and the receipt of the requisite number of consents to adopt the amendments to the RSI Indenture referred to above. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 hereto and incorporated herein by reference.

On February 12, 2018, the Company issued a press release announcing the completion of the offering of the Notes, and the other events set forth above. For further information, see a copy of the press release attached to this Current Report on Form 8-K as Exhibit 99.2 hereto and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

4.1*	Indenture, dated as of February 12, 2018, among American Woodmark Corporation, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee.
4.2*	Form of 4.875% Senior Notes due 2026 (included in Exhibit 4.1).
99.1*	Press Release, dated February 9, 2018.
99.2*	Press Release, dated February 12, 2018.
*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Woodmark Corporation

By:
M. Scott Culbreth Senior Vice President and Chief Financial Officer

February 14, 2018